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                                                                    EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT


TO: The Board of Directors of Genomic Solutions, Inc


We have issued our report dated 17 January 2001 regarding the financial statements of Biodot Limited as of 31 October 2000, which is included in the proxy statement and prospectus of Genomics Solutions Inc and consent solicitation of Cartesian Technologies, Inc, that is a part of the registration statement of Genomics Solutions Inc on form S-4.

We consent to the inclusion of said report in the proxy statement and prospectus of Genomic Solutions Inc and consent solicitations of Cartesian Technologies Inc.

We also consent to use of our name as it appears under the heading "Experts" in such proxy statement and prospectus of Genomics Solutions Inc and consent solicitation of Cartesian Technologies Inc.


/s/ Bulley Davey

Bulley Davey
Huntingdon
U.K.


21 November 2001